UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

Permian Basin Royalty Trust
(Name of the Registrant as Specified In Its Charter)

SOFTVEST, L.P.

SOFTVEST ADVISORS, LLC

SOFTVEST GP I, LLC

ERIC L. OLIVER

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

*****

IMPORTANT INFORMATION

SoftVest, L.P. (“SoftVest LP”) will file a proxy statement with the United States Securities and Exchange Commission (the “SEC”) in connection with SofVest LP’s solicitation of proxies for use at a special meeting of holders of units of beneficial interests (“Units”) for the approval of SoftVest Advisors LLC or another appropriate party taking appropriate actions to effect the indenture reformation of the Royalty Trust Indenture of the Permian Basin Royalty Trust dated November 1, 1980, as later restated and amended (the “Trust Indenture”) to allow for the approval of any amendment to the Trust Indenture by a simple majority of votes cast by holders of Units at a special meeting (at which a quorum is present) (such meeting, together with any adjournments, postponements or continuations thereof, the “Special Meeting”). SoftVest LP will furnish the definitive proxy statement to holders of Units, together with a WHITE proxy card. INVESTORS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors may obtain a free copy of the proxy statement, any amendments or supplements to the proxy statement and other documents that SoftVest LP files with the SEC from the SEC’s website at www.sec.gov, or by contacting D.F. King, SoftVest LP’s proxy solicitor, by phone (212-493-6952) or e-mail (PBT@dfking.com).

SoftVest Advisors, LLC, SoftVest LP, SoftVest GP I, LLC and Eric L. Oliver may be deemed participants in the solicitation of proxies from holders of Units in connection with the matters to be considered at the Special Meeting. Information about such participants’ beneficial ownership of Units is set forth in Item 5 of the Schedule 13D filed by SoftVest LP with the SEC on October 10, 2025. Additional information regarding the interests of participants in the solicitation of proxies in connection with the Special Meeting will be included in the proxy statement that SoftVest LP will file with the SEC.

The following is a copy of a Schedule 13D filed by SoftVest LP with the SEC on October 10, 2025:

SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 SCHEDULE 13D Under the Securities Exchange Act of 1934 Permian Basin Royalty Trust (Name of Issuer) Units of Beneficial Interest (Title of Class of Securities) 714236106 (CUSIP Number) Eric L. Oliver c/o SoftVest Advisors, LLC 400 Pine Street, Suite 1010 Abilene, TX, 79601 (650) 516-4310 (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications) 10/09/2025 (Date of Event Which Requires Filing of This Statement) If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. X The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13D CUSIP No. 714236106 1 Name of reporting person SoftVest Advisors, LLC (0001803391) 2 Check the appropriate box if a member of a Group (See Instructions) (a) (b) 3 SEC use only 4 Source of funds (See Instructions) AF 5 Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) 6 Citizenship or place of organization DELAWARE Number of Shares Beneficially Owned by Each Reporting Person With: 7 Sole Voting Power 0.00 8 Shared Voting Power 6,217,107.00 9 Sole Dispositive Power 0.00 10 Shared Dispositive Power 6,217,107.00 11 Aggregate amount beneficially owned by each reporting person 6,217,107.00 12 Check if the aggregate amount in Row (11) excludes certain shares (See Instructions) 13 Percent of class represented by amount in Row (11) 13.3% 14 Type of Reporting Person (See Instructions) IA Comment for Type of Reporting Person: Percentage based on 46,608,796 Units of Beneficial Interest (as defined below) of the Issuer (as defined below) outstanding as reported in the Issuer's Form 10-Q filed with the SEC on August 13, 2025.

SCHEDULE 13D CUSIP No. 714236106 1 Name of reporting person SoftVest GP I, LLC 2 Check the appropriate box if a member of a Group (See Instructions) (a) (b) 3 SEC use only 4 Source of funds (See Instructions) AF 5 Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) 6 Citizenship or place of organization DELAWARE Number of Shares Beneficially Owned by Each Reporting Person With: 7 Sole Voting Power 0.00 8 Shared Voting Power 6,217,107.00 9 Sole Dispositive Power 0.00 10 Shared Dispositive Power 6,217,107.00 11 Aggregate amount beneficially owned by each reporting person 6,217,107.00 12 Check if the aggregate amount in Row (11) excludes certain shares (See Instructions) 13 Percent of class represented by amount in Row (11) 13.3% 14 Type of Reporting Person (See Instructions) OO Comment for Type of Reporting Person: Percentage based on 46,608,796 Units of Beneficial Interest (as defined below) of the Issuer (as defined below) outstanding as reported in the Issuer's Form 10-Q filed with the SEC on August 13, 2025. SoftVest GP I, LLC is the general partner of, and may be deemed to beneficially own securities owned by, SoftVest, L.P.

SCHEDULE 13D CUSIP No. 714236106 1 Name of reporting person SoftVest, L.P. 2 Check the appropriate box if a member of a Group (See Instructions) (a) (b) 3 SEC use only 4 Source of funds (See Instructions) WC 5 Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) 6 Citizenship or place of organization DELAWARE Number of Shares Beneficially Owned by Each Reporting Person With: 7 Sole Voting Power 0.00 8 Shared Voting Power 6,217,107.00 9 Sole Dispositive Power 0.00 10 Shared Dispositive Power 6,217,107.00 11 Aggregate amount beneficially owned by each reporting person 6,217,107.00 12 Check if the aggregate amount in Row (11) excludes certain shares (See Instructions) 13 Percent of class represented by amount in Row (11) 13.3% 14 Type of Reporting Person (See Instructions) PN Comment for Type of Reporting Person: Percentage based on 46,608,796 Units of Beneficial Interest (as defined below) of the Issuer (as defined below) outstanding as reported in the Issuer's Form 10-Q filed with the SEC on August 13, 2025.

SCHEDULE 13D CUSIP No. 714236106 1 Name of reporting person Eric L. Oliver 2 Check the appropriate box if a member of a Group (See Instructions) (a) (b) 3 SEC use only 4 Source of funds (See Instructions) AF, PF 5 Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) 6 Citizenship or place of organization UNITED STATES Number of Shares Beneficially Owned by Each Reporting Person With: 7 Sole Voting Power 0.00 8 Shared Voting Power 6,217,107.00 9 Sole Dispositive Power 0.00 10 Shared Dispositive Power 6,217,107.00 11 Aggregate amount beneficially owned by each reporting person 6,217,107.00 12 Check if the aggregate amount in Row (11) excludes certain shares (See Instructions) X 13 Percent of class represented by amount in Row (11) 13.3% 14 Type of Reporting Person (See Instructions) IN Comment for Type of Reporting Person: Excludes 17,000 Units of Beneficial Interest held by family members of and partnerships for the benefit of the family of Eric L. Oliver. Mr. Oliver disclaims beneficial ownership of any such Units of Beneficial Ownership except to the extent of any pecuniary interest therein. Percentage based on 46,608,796 Units of Beneficial Interest (as defined below) of the Issuer (as defined below) outstanding as reported in the Issuer's Form 10-Q filed with the SEC on August 13, 2025.

SCHEDULE 13D Item 1. Security and Issuer (a) Title of Class of Securities: Units of Beneficial Interest (b) Name of Issuer: Permian Basin Royalty Trust (c) Address of Issuer's Principal Executive Offices: 3838 Oak Lawn Ave, Suite 1720, Dallas, TX 75219 Item 2. Identity and Background (a) This Schedule 13D is being filed by (i) SoftVest Advisors, LLC, a Delaware limited liability company ("SoftVest Advisors"), (ii) SoftVest, LP, a Delaware limited partnership ("SoftVest, LP"), (iii) SoftVest GP I, LLC, a Delaware limited liability company ("SoftVest GP,"), and (iv) Eric L. Oliver, an individual ("Mr. Oliver", and together with SoftVest Advisors, SoftVest, LP, and SoftVest GP, the "Reporting Persons", and individually, a "Reporting Person"). SoftVest Advisors is the investment manager of SoftVest, LP. SoftVest GP is the general partner of SoftVest, LP. Mr. Oliver is the managing member of SoftVest GP. (b) The principal business address of the Reporting Persons is 400 Pine Street, Suite 1010, Abilene, TX, 79601. (c) The principal business of SoftVest Advisors is to serve as investment manager of SoftVest, LP. The principal business SoftVest GP is to act as general partner to SoftVest, LP. SoftVest, LP is a hedge fund specializing in the ownership of oil and gas minerals and royalties. The principal occupation of Mr. Oliver is serving as President and managing member of SoftVest Advisors. (d) During the last five years, none of the Reporting Persons (i) have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) have been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws. (e) During the last five years, none of the Reporting Persons (i) have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) have been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws. (f) See response to Item 6 of each of the cover pages. Item 3. Source and Amount of Funds or Other Consideration SoftVest, LP expended an aggregate of approximately $51.7 million of its own investment capital to acquire the 6,217,107.00Units beneficially owned by it. The Reporting Persons may effect purchases of Units through margin accounts maintained for them with brokers, which extend margin credit as and when required to open or carry positions in their margin accounts, subject to applicable federal margin regulations, stock exchange rules and such firms' credit policies. Positions in Units may be held in margin accounts and may be pledged as collateral security for the repayment of debit balances in such accounts. Such margin accounts may from time to time have debit balances. In addition, since other securities may be held in such margin accounts, it may not be possible to determine the amounts, if any, of margin used to purchase Units. Item 4. Purpose of Transaction The Reporting Persons acquired the Units for investment purposes. The Reporting Persons believe in the financial strength of the Trust and its underlying assets and commend Argent Trust Company, as trustee for the Trust (the "Trustee") for its stewardship of the Trust, including the favorable settlement in August 2025 of its litigation against Blackbeard Operating, LLC ("Blackbeard"), the operator of the properties in the Waddell Ranch, in Crane County, Texas, in which the Trust holds a 75% net overriding royalty. Following preliminary conversations with the Trustee, Blackbeard and other industry participants, the Reporting Persons have come to the belief that Trust Unit holders would be better positioned to maximize value for their interests in the Trust if the Trust was converted into a publicly traded corporation (the "Proposed Conversion"). The Proposed Conversion would be effected by means of (1) the transfer of the Trust's assets to a newly-formed corporation (the "Newco"), (2) the subsequent distribution of Newco's shares to Unit holders and (3) the termination of the Trust. Among other things, the Proposed Conversion (i) would allow management by a board of directors operating under modern governance principles and (ii) would enable Newco to explore value maximizing transactions. These transactions could include, among other things (collectively, the "Potential Strategic Transactions"): - restructuring the Trust's existing net overriding royalty interests in the Waddell Ranch (which are subject to deductions for accrued production costs associated with drilling, maintaining and abandonment of wells) into interests in (x) a traditional royalty on the minerals and surface that is not burdened by production costs and (y) the operating company; - participating in the monetization of the knowledge and expertise gained by Blackbeard in operating the Trust properties; and - implementation of a hedging strategy, which would better align the economic incentives of Blackbeard and Newco. We believe the forgoing types of transactions are currently a restricted activity under the Royalty Trust Indenture of the Trust dated November 1, 1980, as later restated and amended (the "Trust Indenture"). The Trust Indenture requires the affirmative vote of at least 75% of the outstanding Units to take the actions needed to effect the Proposed Conversion. The Reporting Persons have been advised that achieving such a vote is practically impossible given the disperse ownership of Units and historical lack of participation by Unit holders at special meetings. By way of illustration, the last special meeting of Unit holders, held on May 4, 2022, garnered a quorum of just approximately 54.8% of the outstanding Units after a solicitation period of over three months. In fact, the special meeting, which was initially scheduled for April 5, 2022, had to be adjourned due to lack of a requisite quorum. Therefore, the Reporting Persons believe that the only pragmatic path to effect the Proposed Conversion is by means of a judicial reformation of the Trust Indenture to allow for the approval of any amendment to the Trust Indenture by a simple majority of votes cast by Unit holders at a special meeting (at which a quorum is present) (the "Indenture Reformation"). In furtherance of the foregoing, and in coordination with the Trustee, the Reporting Persons intend to take reasonable steps to request that the Trustee call a special meeting (the "Special Meeting") of holders of Units to consider and vote on a non-binding proposal in support of SoftVest Advisors or another appropriate party taking appropriate actions to effect the Indenture Reformation (the "Proposal"). If the Proposal is approved at the Special Meeting by the affirmative vote of a majority of Units cast at a special meeting (at which a quorum is present), the Reporting Persons currently intend to seek, as beneficiaries, the Indenture Reformation in a court of competent jurisdiction. Under the Trust Indenture the Special Meeting will be called by the Trustee at the written request of Unit holders owning not less than 15% of the then outstanding Units. The Reporting Persons intend to engage in discussions with one or more Unit holders to get support to call the Special Meeting. In respect to calling the Special Meeting, the Reporting Persons do not seek directly or indirectly, either on its own or another's behalf, the power to act as proxy for any Unit holder, and is not requesting or accepting any form of revocation, abstention, consent or authorization from any Unit holder. On October 9, 2025, SoftVest Advisors and the Trustee entered into a Coordination and Confidentiality Agreement (the "Coordination Agreement"), pursuant to which, among other things, (1) SoftVest Advisors will file preliminary proxy materials with the Securities and Exchange Commission to solicit proxies from Unit holders in support of the approval of the Proposal at the Special Meeting (the "Solicitation"); and (2) the Trustee in accordance with the Trust Indenture will cause to be furnished to SoftVest Advisors and its representatives such list Unit holders, of non-objective beneficial owners and other records reasonably available to the Trustee to facilitate the Solicitation. The foregoing description of the Coordination Agreement is qualified in its entirety by reference to the Coordination Agreement, a copy of which is attached hereto as Exhibit 1 and incorporated by reference herein. The Reporting Persons cannot guarantee that (1) they will proceed to effect the Indenture Reformation, even if the Proposal is approved at the Special Meeting; (2) if the Proposal is approved and SoftVest Advisors or another party seeks the Indenture Reformation, an appropriate court would necessarily approve the Indenture Reformation on the terms sought, or at all (or the timing thereof) or (3) if the Proposed Conversion is completed, Blackbeard and its affiliates will enter into any Potential Strategic Transaction on terms acceptable to the board of directors of Newco, or that the board of directors of Newco will engage in any discussion related to a Potential Strategic Transaction. Furthermore, if the Proposal is approved at the Special Meeting and the Indenture Reformation is approved by an appropriate court on the terms sought, a further vote from Unit holders will be required to approve the final terms of the Proposed Conversion. The Reporting Persons currently intend to engage in discussions with the Trustee, other Unit holders, and other industry participants (including Blackbeard) to discuss various opportunities to maximize the value of the Trust for the benefit of holders of the Units. Such discussions may include, among other subjects (1) the Proposed Conversion, including without limitation, the capitalization, dividend policy, business, corporate structure, management, board of directors, governance, charter and bylaws of Newco; (2) extraordinary corporate transactions in which Newco may engage, including, without limitation, any of the Potential Strategic Transactions or similar transactions; and (3) costs associated with transitioning the Trust business to Newco.

The Reporting Persons intend to review their investment in the Units on a continuing basis. Depending on various factors including, without limitation, the Trust's financial position and strategy, the price levels of the Units, conditions in the securities markets, general economic and industry conditions, and Unit holder support to complete the Indenture Reformation and Proposed Conversion, the Reporting Persons may in the future take such actions with respect to their investment in the Trust as they deem appropriate including, without limitation, (1) purchasing additional Units, (2) selling some or all of their Units, or (3) sponsoring or ceasing to sponsor the Indenture Reformation and Proposed Conversion. The Reporting Persons may also take other steps to increase value for the holders of Units as well as pursue other plans or proposals that relate to, or would result in, any of the matters set forth in subparagraphs (a)-(j) of Item 4 of Schedule 13D (including those described in this Item 4). IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT SoftVest, LP will file a proxy statement with the SEC in connection with the solicitation of proxies for the Special Meeting. SoftVest, LP will furnish the definitive proxy statement to holders of Units, together with a WHITE proxy card. INVESTORS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors may obtain a free copy of the proxy statement, any amendments or supplements to the proxy statement and other documents that SoftVest, LP files with the SEC from the SEC's website at www.sec.gov. The Reporting Persons may be deemed participants in the solicitation of proxies from holders of Units in connection with the Proposal. Information about such participants' beneficial ownership of Units is set forth under Item 5 below. Additional information regarding the interests of participants in the solicitation of proxies in connection with the Special Meeting will be included in the proxy statement that SoftVest, LP will file with the SEC. Item 5. Interest in Securities of the Issuer (a) Percentages of the Units outstanding reported in this Schedule 13D are calculated based upon the 46,608,796 Units outstanding as reported in the Issuer's Form 10-Q filed with the SEC on August 13, 2025. SoftVest, LP directly holds 6,217,107.00Units (the "Beneficially Owned Units"), which represents approximately 13.3% of the outstanding Units. SoftVest Advisors is the investment manager of SoftVest, LP, SoftVest GP is the general partner of SoftVest, LP, and Mr. Oliver is the managing member of SoftVest GP; as a result, each of Mr. Oliver, SoftVest Advisors, and SoftVest GP may be deemed to beneficially own the Units owned by SoftVest, LP. The Beneficially Owned Units exclude 17,000 Units held by family members of and partnerships for the benefit of the family of Eric L. Oliver. Mr. Oliver disclaims beneficial ownership of any such Units of Beneficial Ownership except to the extent of any pecuniary interest therein. (b) SoftVest, LP directly holds 6,217,107.00Units (the "Beneficially Owned Units"), which represents approximately 13.3% of the outstanding Units. SoftVest Advisors is the investment manager of SoftVest, LP, SoftVest GP is the general partner of SoftVest, LP, and Mr. Oliver is the managing member of SoftVest GP; as a result, each of Mr. Oliver, SoftVest Advisors, and SoftVest GP may be deemed to beneficially own the Units owned by SoftVest, LP. The Beneficially Owned Units exclude 17,000 Units held by family members of and partnerships for the benefit of the family of Eric L. Oliver. Mr. Oliver disclaims beneficial ownership of any such Units of Beneficial Ownership except to the extent of any pecuniary interest therein. (c) None of the Reporting Persons have effected any transactions in the securities of PBT during the past sixty days. However, on September 19, 2025, a total of 8,587 short put options written by Softvest, LP expired according to their terms, as disclosed on the Form 4 filed by the Reporting Persons on September 22, 2025. (d) Except as set forth in this Item 5, no other person is known to have the right to receive, or the power to direct the receipt of, dividends from, or proceeds from the sale of Units. (e) Not applicable. Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer Cooperation Agreement The response to Item 4 of this Schedule 13D is incorporated herein by reference. Joint Filing Agreement On October 9, 2025, the Reporting Persons entered into a Joint Filing Agreement pursuant to which they agreed to the joint filing on behalf of each of them of this Schedule 13D (and any amendments thereto) with respect to the securities of PBT. Such Joint Filing Agreement is attached hereto as Exhibit 2. Item 7. Material to be Filed as Exhibits.

(1) Cooperation Agreement, dated October 9, 2025 (2) Joint Filing Agreement, dated October 9, 2025

SIGNATURE After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. SoftVest Advisors, LLC Signature: /s/ Eric Oliver Name/Title: Eric Oliver/President and Managing Member Date: 10/10/2025 SoftVest GP I, LLC Signature: /s/ Eric Oliver Name/Title: Eric Oliver/President and Managing Member Date: 10/10/2025 SoftVest, L.P. Signature: By: SoftVest GPI, LLC its general partner, /s/ Eric Oliver Name/Title: Eric Oliver/President and Managing Member Date: 10/10/2025 Eric L. Oliver Signature: /s/ Eric Oliver Name/Title: Eric Oliver Date: 10/10/2025 Comments accompanying signature:

Exhibit 1 Coordination and Confidentiality Agreement [See attached]

COORDINATION AND CONFIDENTIALITY AGREEMENT This Coordination and Confidentiality Agreement (this “Agreement”), dated as of October 9, 2025, is by and between SoftVest Advisors, LLC (together with its affiliates, “SoftVest”) and Argent Trust Company, as trustee (the “Trustee”) for The Permian Basin Royalty Trust (the “Trust”). WHEREAS, SoftVest is the beneficial owner of approximately 13.3% of the outstanding units of beneficial interest (“Units”) of the Trust; WHEREAS, SoftVest has advised the Trustee that SoftVest intends to present for a vote by Unit holders (“Unit Holders”) a proposal in support of SoftVest or another appropriate party taking appropriate actions to effect the judicial reformation of the Trust’s Indenture to provide that the affirmative vote of a majority of Units cast at a special meeting (at which a quorum is present) be sufficient to approve any amendment to the Trust Indenture (as such proposal may be modified by SoftVest in coordination with the Trustee, the “Proposal”); and WHEREAS, the Trustee and SoftVest will cooperate consistent with the terms of the Trust Indenture and this Agreement to present the Proposal to a vote of Unit Holders. IT IS AGREED by and between SoftVest and the Trustee, as follows: 1. Consistent with Section 8.02 of the Trust Indenture, upon receipt by the Trustee of written request(s) by SoftVest and other Unit Holders owning not less than 15% of the then outstanding Units in the aggregate, the Trustee will give notice of a special meeting of Unit Holders to consider and vote on the Proposal (the “Special Meeting”). 2. SoftVest will file preliminary proxy materials with the Securities and Exchange Commission to solicit proxies from Unit Holders in support of the approval of the Proposal at the Special Meeting (the “Solicitation”). SoftVest and the Trustee (i) will coordinate in good faith the time, venue and record date for the Special Meeting, (ii) will cooperate to provide any requisite notice to Unit Holders of the Special Meeting, and (iii) will take appropriate steps to commence a broker search in advance of the record date of the Special Meeting. 3. In furtherance of the Solicitation and as permitted by Section 11.01 of the Trust Indenture, the Trustee will cause to be furnished to SoftVest and its representatives such list of Unit Holders, list of non-objective beneficial owners and other records reasonably available to the Trustee to facilitate the Solicitation (the “Records”), provided that SoftVest will reimburse the Trustee for its reasonable out-of-pocket costs in obtaining such Records. Except as may be required by law, SoftVest and its representatives will keep the Records confidential and shall not disclose, publish, communicate, or transmit any of the Records to any other person, either directly or indirectly, except as provided in this Agreement; provided, however, that such confidentiality obligations do not apply to any Records that: (a) are or become generally available to the public other than as a result of SoftVest’s act or omission; (b) are obtained by SoftVest on a non-confidential basis from a third party that, to SoftVest’s knowledge, was not legally restricted from disclosing such information; (c) was in SoftVest’s or its representatives’ possession before the Trustee’s disclosure hereunder; or (d) was independently developed by SoftVest or its representatives. SoftVest may disclose the Records to any of its representatives that are bound by confidentiality obligations consistent with this paragraph 3. 4. This Agreement may be executed by the signatories hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. This Agreement may be modified or waived only by a separate writing executed by the parties that expressly so modifies or waives this Agreement. 5. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to its conflict of laws principles.

AGREED AND ACCEPTED: ARGENT TRUST COMPANY, TRUSTEE FOR THE PERMIAN BASIN ROYALTY TRUST SOFTVEST ADVISORS, LLC By: /s/ Nancy Willis By: /s/ Eric Oliver Name: Nancy Willis Name: Eric Oliver Title: Authorized Signatory Title: President 3

Exhibit 2 JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k) The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein or therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate. SOFTVEST ADVISORS, LLC Signature: /s/ Eric Oliver Name: Eric Oliver Title: President and Managing Member Date: October 9, 2025 SOFTVEST, LP By: SoftVest GPI, LLC its general partner Signature: /s/ Eric Oliver Name: Eric Oliver Title: President and Managing Member Date: October 9, 2025 SOFTVEST, GP I, LLC Signature: /s/ Eric Oliver Name: Eric Oliver Title: President and Managing Member Date: October 9, 2025 Eric L. Oliver Signature: /s/ Eric Oliver Date: October 9, 2025